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                                                                      EXHIBIT 11


                       COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)

                                                 Three Months Ended                 Six Months
                                                 ------------------                    Ended
                                          June 30, 1998         June 30, 1997      June 30, 1998
                                          -------------         -------------      -------------
Net income                                    $4,201                $2,539            $7,728

Unpaid preferred stock dividend                 (164)                  (61)             (325)
                                              ------                ------            ------
Income available to common shareholders        4,037                 2,478             7,403

Weighted shares outstanding                    5,792                 5,229             5,792
                                              ------                ------            ------
Basic earnings per share                      $0.697                $0.474            $1.278
                                              ======                ======            ======
Dilutive effect of stock options                 186                   115               182

Weighted shares for wholly diluted             5,978                 5,344             5,974
                                              ------                ------            ------
Diluted earnings per share                    $0.675                $0.464            $1.239
                                              ======                ======            ======
